Exhibit 99.2

PRESS RELEASE

US MEDIA CONTACT: Liz Shows
Odyssey Marine Exploration, Inc
(813) 876-1776 x 2335
lshows@shipwreck.net

INVESTOR RELATIONS CONTACT:
Ron Both
Liolios Group, Inc.
(949)574-3860
OMEX@liolios.com

Odyssey Marine Exploration Appoints Mark B. Justh to Board of Directors

Tampa, FL – July 29, 2013 – Odyssey Marine Exploration (NasdaqCM: OMEX), pioneers in the field of deep-ocean shipwreck and offshore mineral exploration, has appointed Mark B. Justh to its board of directors. The appointment adds a seat to the board, bringing the total number of directors to seven, including five independent directors.

Justh previously served for 12 years at JP Morgan. There he was a managing director and head of Pan Asian Equities Distribution in Hong Kong. During his tenure at JP Morgan he was also responsible for Cash Equities Distribution in the Americas.

Prior to JP Morgan, he was a partner at a startup fund in the media space, HPJ Media Ventures/DeNovo Capital. Earlier in his career, he was a vice president at Goldman Sachs International in International Equities.

Justh holds a B.A. in economics from Princeton University, an M.S. degree in real estate finance from New York University, and an MBA from INSEAD (Fontainebleau, France). He was also honorably discharged from the U.S. Army Reserve as a first lieutenant in the Medical Service Corps.

“With more than 20 years of financial experience and as a long-time shareholder of Odyssey, Mark brings a tremendous depth of knowledge and experience to our board as we continue to refine and implement our strategic plans,” said Greg Stemm, Odyssey’s chief executive officer. “His independent voice strengthens our corporate governance, as we continue to focus on building shareholder value.”

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About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (Nasdaq:OMEX) is engaged in deep-ocean exploration using innovative methods and state-of-the-art technology for historic shipwreck projects, modern commodity shipwreck projects and mineral exploration. Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to the general public, students, and collectors through its webstore, exhibits, books, television, merchandise, educational programs and virtual museum located at www.OdysseysVirtualMuseum.com. The company also maintains a Facebook page at http://www.facebook.com/OdysseyMarine and a Twitter feed @OdysseyMarine.

For additional details on Odyssey Marine Exploration, please visit www.odysseymarine.com.

Forward Looking Information

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission.

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